Dated	20___

OLC The Open Learning Company Limited

- and -

Asia Broadband Inc

Memorandum of Understanding

April 24th, 2002

The Memorandum of Understanding ("MOU") is made _____________________ 20

Between:

(1) OLC The Open Learning Company Limited, a company incorporated in England and Wales (registered number 03722960) whose registered office is at 3 Devonshire Street, London WIW 5BA ("OLC"); and

(2) Asia Broadband Inc, a company incorporated in [      ] (registered number [      ]) whose registered office is at [      ] ("Partner"),

together the "Parties",

WHEREAS IT IS AGREED THAT:

1 The Parties will enter into a binding agreement (the "Agreement") in respect of the supply to Partner of undergraduate and postgraduate distance learning courses and course materials developed by OLC in conjunction with a United Kingdom university for use in The People's Republic of China (the "Territory").

2. The Parties shall by [date] discuss and agree upon the financial and other operational details to apply in the Territory and or each country within the Territory if more than one.

3. The Agreement shall be prepared by OLC and be substantially on the form attached in the Schedule and shall govern all issues connected with the supply of the courses and course materials by OLC to Partner and Partner's supply of the courses and course materials to teachers and students within the Territory including, without limitation:

(a) descriptions of the courses and the modules making up such courses;

(b) obligations on Partner to advertise the courses within the Territory;

(c) obligations on Partner to comply with certain standards in relation to its provision of the courses; and

(d) obligations to ensure the enrolment with the university of minimum numbers of students.

4. The Agreement will commence on the last date of signature of the Agreement and shall be terminable on 1 years notice by either party or on notice by either party in the event of material breach or insolvency by the other, and shall also terminate in the event that the university loses its power to award degrees.

5. The Agreement will contain provisions enabling students enrolled with the university to complete their degrees despite any service of notice to terminate the Agreement.

6. Partner will be granted first option in relation to any additional courses OLC may wish to offer in the Territory. The Partner to inform OLC of all intended educational product acquisitions.

7. Each party shall bear its own costs and expenses in connection with the negotiation and preparation of the Agreement.

8. The provisions of this MOU apply to OLC and Partner only and the Parties acknowledge that this MOU contains commercially sensitive and proprietary information. OLC and Partner agree not to disclose this information to anyone other than their respective boards of directors, employees and professional advisors, if any, advising them in connection with the subject matter of this MOU and the Agreement, or as required by law. In addition, OLC may disclose this information to any United Kingdom university interested in considering validating Partner as a supplier of the courses.

9. With the exception of paragraph 8 which shall be legally binding, this MOU represents the general intent of the Parties only and shall not be legally binding or give rise to legally binding obligations on the Parties.

10. The provisions in paragraph 8 shall take effect from the last date of signature of this MOU and shall last for a period of 3 years.

11. This MOU shall be governed by and construed in accordance with the laws of England and Wales and the Parties substitute the jurisdiction of the courts of England and Wales.

Schedule

Draft Agreement

SIGNED by [insert name]	)	WILFRED EATON
for and on behalf of	)
OLC The Open Learning	)
Company Limited	)	/s/ Wilfred Eaton

Date: 24 / 04 / 02

SIGNED by [insert name]	)	Asia Broadband Inc.
for and on behalf of	)	Shanghai Broadband Inc.
[ ]	)	/s/ signed

Date: April 24th 2002